As filed with the Securities and Exchange Commission on April 5, 2011

Registration No. 333-84877

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QWEST COMMUNICATIONS INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1339282
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 California Street, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

QWEST COMMUNICATIONS 401(K) SAVINGS PLAN

(Full title of the plan)

Stacey W. Goff

Executive Vice President, General Counsel and Assistant Secretary

c/o CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

(318) 388-9500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Qwest Communications International Inc. (“Qwest”) filed a Registration Statement on Form S-8 on August 10, 1999, Registration No. 333-84877 (the “Registration Statement”), to register, among other things, 2,000,000 shares of Qwest’s common stock, $0.01 par value per share (the “Common Stock”), and an indeterminate amount of plan interests issuable under the Qwest Communications 401(k) Savings Plan (the “Plan”).  The Plan is no longer in existence.  In accordance with the undertaking in the Registration Statement, Qwest is filing this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and remove from registration all shares of Common Stock (881,795 shares) and plan interests that remain unissued and unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on April 5, 2011.

QWEST COMMUNICATIONS INTERNATIONAL INC.

By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President, General Counsel and
Assistant Secretary